Exhibit 10.11

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), is entered into on October 10, 2018 (the “Effective Date“), by and between Assembly Biosciences, Inc., a Delaware corporation with principal executive offices at 11711 N. Meridian Street, Suite 310, Carmel, IN 46032 (the “Company”), and Jackie Papkoff, Ph.D. (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive entered into an employment offer letter dated March 11, 2018 (the “Prior Agreement”).

WHEREAS, the Company desires to continue to employ the Executive in the role of Senior Vice President, Chief Scientific Officer Microbiome as of the Effective Date, and the Executive desires to continue employment with the Company as of the Effective Date; and

WHEREAS, the parties desire to enter into this Agreement, setting forth the terms and conditions of the Executive’s continued employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. Employment.

(a) Services. As of the Effective Date, the Executive will be employed by the Company initially as its Senior Vice President, Chief Scientific Officer Microbiome, reporting initially to the Company’s Chief Executive Officer, and shall perform such duties as are consistent with a position of Senior Vice President, Chief Scientific Officer Microbiome, and other duties assigned by the Chief Executive Officer from time to time, including overseeing the research, discovery and development activities of the Microbiome business (the “Services”). The Executive agrees to perform such Services faithfully, to devote substantially all of her working time, attention and energies to the business of the Company and, while she remains employed and subject to the terms of this Agreement, not to engage in any other business activity that is in conflict with her duties and obligations to the Company. For avoidance of doubt, with the written consent of the Chief Executive Officer, the Executive may engage in consulting and board activities for businesses that are not competitive with the Company so long as such activities do not interfere with her duties and obligations to the Company and otherwise comply with the Company’s Code of Conduct and Employee Handbook.

(b) Acceptance. Executive hereby accepts such employment and agrees to render the Services.

2. Term. The Executive's employment under this Agreement shall commence as of the Effective Date and shall continue on an “at-will” basis until terminated pursuant to Section 8 of this Agreement (the “Term”).

3. Best Efforts. The Executive shall devote substantially all of her business time, attention and energies (recognizing the exception described in 1(a) above for consulting and board work that is approved by the Chief Executive Officer) to the business and affairs of the Company and shall use her best efforts to advance the best interests of the Company and during the Term shall not be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Executive of her duties hereunder or the Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company.

4. Compensation. During the Term, as full compensation for the performance by the Executive of her duties under this Agreement, the Company shall pay the Executive as follows:

(a) Base Salary. The Company shall pay Executive an annualized base salary (the “Base Salary”) initially equal to three hundred sixty thousand dollars ($360,000). Payment shall be made in accordance with the Company’s normal payroll practices, as they may be changed from time to time. The Base Salary will be reviewed by the Chief Executive Officer and the Board of Directors (the “Board”), or a committee thereof, no less frequently than annually.

(b) Annual Performance Bonus. At the sole discretion of the Board (or a committee thereof), the Executive shall be eligible to receive an annual performance-based bonus during the Term (the “Annual Performance Bonus”) targeted at thirty-five percent (35%) of Executive’s then current Base Salary based on the attainment by the Company and the Executive of certain financial, clinical development and business objectives as established annually by the Chief Executive Officer (or a committee of the Board). The Annual Performance Bonus shall be payable as a lump-sum payment as determined by the Board (or a committee thereof) in its sole discretion. Except as otherwise provided in this Agreement, to earn any particular Annual Performance Bonus, the Executive must, in addition to satisfying the performance objectives, remain employed on the date the Annual Performance Bonus is paid; provided, further, that the Annual Performance Bonus will be paid no later than seventy-five (75) days after the end of the period to which the Annual Performance Bonus pertains.

(c) Withholding. The Company shall withhold all applicable federal, state and local taxes, social security and such other amounts as may be required by law from all amounts payable to the Executive under this Agreement, including Section 4 and Section 9.

(d) Equity. From time to time, subject to and upon the approval by the Board (or a committee thereof), the Company may grant to the Executive equity awards to purchase or receive shares of common stock of the Company (the “Equity Awards”). The Equity Awards will contain such terms and conditions as may be approved by the Board (or a committee thereof).

(e) Expenses. The Company shall provide the Executive with a corporate credit card for business use, and shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any travel or expense reimbursement policy as may from time to time be adopted by the Company.

(f) Other Benefits. The Executive shall be entitled to all rights and benefits for which Executive shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called “Fringe Benefits”) as the Company shall make available to its senior executives from time to time, subject to the terms of such plans. In addition, if applicable, the Company shall reimburse the Executive for Executive’s reasonable licensing fees, continuing professional education, and other professional dues upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company. The Company shall also name the Executive as a covered person under its Directors & Officers insurance policies.

(g) Vacation. The Executive will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

5. Confidential Information and Inventions.

(a) The Executive recognizes and acknowledges that in the course of Executive’s duties Executive is likely to receive confidential or proprietary information owned by the Company or third parties with whom the Company has an obligation of confidentiality, relating to and used in the Company’s business (collectively, “Confidential and Proprietary Information”). Confidential and Proprietary Information shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, study results, study design, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate, client or service provider of the Company, and any and all information relating to the operation of the Company’s business which the Company may from time to time designate as confidential or proprietary or that the Executive reasonably knows should be, or has been, treated by the Company as confidential or proprietary. The Executive expressly acknowledges that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. The Executive further agrees that if any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret, such information will, nevertheless, be considered Confidential and Proprietary Information for purposes of this Agreement. Confidential and Proprietary Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of the Executive or other violation of this Agreement; or (iii) is disclosed to the Executive by a third party under no obligation to maintain the confidentiality of the information. The Executive agrees, during and after the Term, except as reasonably necessary for the fulfillment of Executive’s duties under this Agreement: (i) not to use any such Confidential and Proprietary Information for herself or others; and (ii) to keep confidential and not disclose or make accessible to any other person or entity any Confidential and Proprietary Information. The Executive agrees to return immediately all Confidential and Proprietary Information and Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in Executive’s possession to the Company upon termination of employment, or at any time upon the Company’s request.

(b) Except with prior written authorization by the Company, the Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company owes an obligation of confidence, at any time during or after Executive’s employment with the Company. The restrictions in this Section 5(b) and in Section 5(a) above will not apply to any information that the Executive is required to disclose by law, provided that the Executive (i) notifies the Company of the existence and terms of such obligation, (ii) gives the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed.

(c) The Executive agrees that any and all inventions (whether or not patentable), discoveries, improvements, know-how, ideas, information and patentable or copyrightable works (“Inventions”) initiated, conceived or made by Executive, either alone or in conjunction with others, during the course of Executive’s employment by the Company or that result from work performed by the Executive for the Company, shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. The Executive hereby assigns to the Company all right, title and interest Executive may have or acquire in all such Inventions. The Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end the Executive will execute all documents necessary:

(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

To the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement to assign certain classes of inventions made by an employee, this Section 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. As required pursuant to Section 2872 of the California Labor Code, the Executive acknowledges that the Company has notified the Executive that the provisions of this Section 5 do not apply to an invention that qualified fully under the provisions of Section 2870 of the California Labor Code (attached hereto as Exhibit A).

(d) The Executive acknowledges that, while performing the services under this Agreement the Executive may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields that may be of potential interest to the Company (the “Third-Party Inventions”). The Executive understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company or its affiliates or either of the foregoing Persons’ officers, directors, employees (including the Executive), agents or consultants during the Term shall be and remain the sole and exclusive property of the Company or such affiliate and the Executive shall have no rights whatsoever to such Third-Party Inventions and will not pursue for herself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company.

(e) Executive’s covenants set forth in this Section 5 are in addition and supplement Executive’s additional covenants set forth in her Proprietary Information and Inventions Agreement dated March 11, 2018 (the “PIIA”).

(f) The provisions of this Section 5 shall survive any termination or expiration of this Agreement.

6. Non-Solicitation. The Executive understands and recognizes that Executive’s services to the Company are special and unique and that in the course of performing such services the Executive will have access to and knowledge of Confidential and Proprietary Information (as defined in Section 5) and will become knowledgeable of and familiar with the Company’s research and discovery program, drug product candidates, clinical programs, service providers as well as the Company’s business. The Executive acknowledges that, due to the unique nature of the Company’s business, the loss of any of its clinical sites, service providers or business flow or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restrictions herein agreed to by the Executive narrowly and fairly serve such an important and critical business interest of the Company. Therefore, the Executive covenants and agrees as follows:

(a) Definitions. As used in this Agreement, the following terms have the meanings given to such terms below:

(i) “Company Employee” means (A) any person who is an employee of the Company at the time of the date of the Executive’s termination of employment, and (B) any person who was an employee of the Company at any point during the six (6) month period prior to, the termination of the Executive’s employment.

(ii) “Person” means any person, firm, partnership, joint venture, corporation or other business entity.

(iii) “Restricted Period” means the period commencing on the date of the Executive’s termination of employment and ending twelve (12) months thereafter; provided, however, that this period will be tolled and will not run during any time Executive is in violation of this Section 6, it being the intent of the parties that the Restricted Period will be extended for any period of time in which the Executive is in violation of this Section 6.

(b) Non-Solicitation. During Executive’s employment with the Company and during the Restricted Period (other than for the benefit of the Company), the Executive will not, directly or indirectly, on the Executive’s own behalf or on behalf of any other Person, solicit, induce, or attempt to solicit or induce any Company Employee or any independent contractor (who is then engaged by the Company or was engaged by the Company in the prior six (6) months) to terminate his or her employment or engagement with the Company or to accept employment or engagement with any Person.

(c) Enforcement. In the event that the Executive breaches or threatens to breach any provisions of Section 5 or this Section 6, then the Company will suffer irreparable harm and monetary damages would be inadequate to compensate the Company. Accordingly, in addition to any other rights which the Company may have, the Company shall (i) be entitled, without the posting of bond or other security, to seek injunctive relief to enforce the restrictions contained in such Sections and (ii) have the right to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits derived or received by the Executive as a result of any transaction constituting a breach of any of the provisions of Sections 5 or 6, to the maximum extent permitted by law.

(d) Reasonableness and Severability. Each of the rights and remedies enumerated in Section 6(c) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. The Executive hereby acknowledges and agrees that the covenants provided for pursuant to Section 6 are essential elements of Executive’s employment by the Company and are reasonable with respect to their duration, geographic area and scope and in all other respects. If, at the time of enforcement of this Section 6, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum duration, scope or geographic area legally permissible under such circumstances will be substituted for the duration, scope or area stated herein. If any of the covenants contained in this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 6 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(e) Defend Trade Secrets Act of 2016. The Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(f) Protected Disclosures. The Executive understands that nothing contained in this Agreement or Executive’s PIIA limits the Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. The Executive also understands that nothing in this Agreement limits the Executive’s ability to share compensation information concerning the Executive or others, except that this does not permit the Executive to disclose compensation information concerning others that the Executive obtain because the Executive’s job responsibilities require or allow access to such information.

(g) Remedies. In the event that an actual proceeding is brought in equity to enforce the provisions of Section 5 or this Section 6, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available. The Executive agrees that she shall not raise in any proceeding brought to enforce the provisions of Section 5 or this Section 6 that the covenants contained in such Sections limit Executive’s ability to earn a living.

(h) Survival. The provisions of Section 6 shall survive any termination of this Agreement.

7. Representations and Warranties.

(a) The Executive hereby represents and warrants to the Company as follows:

(i) Neither the execution or delivery of this Agreement nor the performance by the Executive of her duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or, to Executive’s knowledge, obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which she is bound.

(ii) The Executive believes that Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform Executive’s duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against Executive in accordance with its terms. No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform her duties and other obligations hereunder.

(b) The Company hereby represents and warrants to the Executive that this Agreement and the employment of the Executive hereunder have been duly authorized by and on behalf of the Company, including, without limitation, by all required action by the Board (or committee thereof).

8. Termination. The Executive’s employment hereunder shall be terminated immediately upon the Executive’s death and may be otherwise terminated as follows:

(a) The Executive’s employment hereunder may be terminated by the Company for Cause as determined by the Chief Executive Officer. Any of the following actions by the Executive shall constitute “Cause”:

(i) The willful failure or continuing refusal by the Executive to perform Executive’s duties hereunder;

(ii) Any act of willful or intentional misconduct, or a grossly negligent act by the Executive having the effect of injuring, in a material way (as determined in good-faith by the Company), the business or reputation of the Company, including but not limited to, any officer, director, or executive of the Company;

(iii) Willful misconduct by the Executive in carrying out Executive’s duties or obligations under this Agreement, including, without limitation, insubordination with respect to lawful directions received by the Executive from the Chief Executive Officer or from the Board;

(iv) The Executive’s indictment of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

(v) The determination by the Company, based upon clear and convincing evidence, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that the Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination);

(vi) Any intentional misappropriation of the property of the Company, or embezzlement of its funds or assets (whether or not a misdemeanor or felony);

(vii) Breach by the Executive of any of the provisions of Sections 5, 6, or 7 of this Agreement or the provisions of you PIIA; and

(viii) Breach by the Executive of any provision of this Agreement other than those contained in Sections 5, 6, or 7 which is not cured by the Executive within thirty (30) business days after notice thereof is given to the Executive by the Company.

Except for a failure, misconduct, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten business days from the delivery of written notice by the Company within which to cure any acts constituting Cause, unless a longer cure period is provided in the act constituting Cause described above; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive's employment for Cause without notice and with immediate effect.

(b) The Executive’s employment hereunder may be terminated by the Chief Executive Officer due to the Executive’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Chief Executive Officer has provided a written termination notice to the Executive supported by a written statement from a reputable independent physician mutually selected by the Company and the Executive, or the Executive’s legal representatives in the event Executive is unable to make such selection due to mental incapacity, to the effect that the Executive shall have become so physically or mentally incapacitated as to be unable to resume, even with reasonable accommodation as may be required under the Americans With Disabilities Act, within the ensuing twelve (12) months, Executive’s employment hereunder by reason of physical or mental illness or injury, or (ii) upon rendering of a written termination notice by the Company after the Executive has been unable to substantially perform Executive’s duties hereunder, even with reasonable accommodation as may be required under the Americans With Disabilities Act, for one hundred twenty (120) or more consecutive days, or more than one hundred eighty (180) days in any consecutive twelve (12) month period, by reason of any physical or mental illness or injury. For purposes of this Section 8(b), the Executive agrees to make herself available and to cooperate in any reasonable examination by a reputable independent physician mutually selected by the Company and the Executive, and paid for by the Company. Notwithstanding the foregoing, nothing herein shall give the Company the right to terminate the Executive prior to discharging its obligations to the Executive, if any, under the Family and Medical Leave Act, the Americans With Disabilities Act, or any other applicable law. The Company shall reimburse the Executive for Executive’s actual cost of maintaining a supplementary long-term disability insurance policy during the Term up to a maximum reimbursement of $10,000 per year.

(c) The Executive’s employment hereunder may be terminated by the Company (or its successor) by written notice to the Executive upon the occurrence of a Change of Control. For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the Effective Date by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of fifty percent (50%) of such voting power on the Effective Date of this Agreement, (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions other than a merger effected exclusively for the purpose of changing the domicile of the Company, or (iii) a “corporate transaction” as defined in the Company equity incentive plans under which the Executive has been granted Equity Awards. Notwithstanding the foregoing, if the Change of Control does not constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of cash severance payable pursuant to Section 9(b), if any, shall be paid in equal installments in accordance with the Company’s then payroll practice over a 12-month period. Solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment.

(d) The Executive’s employment hereunder may be voluntarily terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following which occurs without Executive’s consent: (i) any material reduction by the Company of the Executive’s duties, or responsibilities or authority that, taken as a whole, results in a material diminution of position; provided, however that a change in the Executive’s title or reporting relationship shall not by itself constitute a termination by Executive for Good Reason under this clause (i); (ii) any material reduction (meaning 10% or more) by the Company of the Executive’s Base Salary and/or target Annual Performance Bonus payable hereunder (it being understood that an across-the-board reduction applicable to all similarly situated employees of the Company, including the Executive, shall not be deemed a reduction for purposes of this definition); (iii) the Executive no longer reports to the Chief Executive Officer or President of the Company or its successor; (iv) any requirement by the Company, without the Executive’s prior written consent, that the Executive locate the Executive’s residence or primary place of employment to a location outside a 50-mile radius of such location mutually agreed upon between the Company and the Executive as of the Effective Date, or such other location that the Company and the Executive may mutually agree upon and designate from time to time during the Term; or (v) a material breach by the Company of Section 7(b) of this Agreement which is not cured by the Company within thirty (30) days after written notice thereof is given to the Company by the Executive. However, notwithstanding the above, Good Reason shall not exist unless: (x) the Executive notifies the Board or the Chief Executive Officer in writing within thirty (30) days of the initial existence of one of the adverse events described above, and (y) the Company fails to correct the adverse event within thirty (30) days of such notice, and (z) the Executive’s voluntary termination because of the existence of one or more of the adverse events described above occurs within ninety (90) days of the initial existence of the event.

(e) The Executive’s employment may be terminated by the Company without Cause by delivery of written notice to the Executive effective the date of delivery of such notice. For the avoidance of doubt, termination of the Executive’s employment due to his death or Disability does not constitute a termination for Cause.

(f) The Executive’s employment may be terminated by the Executive in the absence of Good Reason by delivery of written notice to the Company effective fifteen (15) days after the date of delivery of such notice.

9. Compensation upon Termination.

(a) Accrued Benefits. Upon termination of the Executive’s employment by either party regardless of the cause or reason, the Executive shall be entitled to the following, referred to herein as the “Accrued Benefits”: (i) payment for any accrued, unpaid Base Salary through the termination date; (ii) if provided for under the Company’s vacation plan or policy or required by applicable law, payment for any accrued, unused vacation days through the termination date; and (iii) reimbursement for any approved business expenses that the Executive has timely submitted for reimbursement in accordance with the Company’s business expense reimbursement policy or practice. Except as otherwise expressly provided by this Agreement, the Company shall have no further payment obligations to the Executive and all Equity Awards that have not vested as of the termination date shall be forfeited to the Company as of such date. Subject to this Section 9, the vested portion of any stock options held by the Executive as of the Executive’s termination date shall remain exercisable for ninety (90) days following such termination.

(b) Change of Control Separation Benefits. If the Executive’s employment is terminated by the Company due to Disability pursuant to Section 8(b), by the Company without Cause pursuant to Section 8(e), or by the Executive for Good Reason pursuant to Section 8(d) and such termination occurs during the period beginning on the Change of Control and ending twelve (12) months immediately following such Change of Control (the “COC Period”), provided that the Executive signs and does not revoke a general release of claims against the Company within the time period specified therein (which time period shall not exceed sixty (60) days), in form and substance satisfactory to the Company (the “Release”), then the Company shall provide the following benefits to the Executive, referred to herein as the “Change of Control Separation Benefits”: (i) a lump sum payment equal to twelve (12) months of the Executive’s then-current Base Salary; (ii) the full Annual Performance Bonus for the year in which such termination occurs, less any installments paid in advance (items (i) and (ii) being the “Change of Control Separation Pay”); (iii) immediate vesting in full of all Equity Awards subject to time based vesting; (iv) extension of the exercise period for all vested stock options held by the Executive as of the termination date until the end of their term; and (v) if the Executive properly and timely elects to continue his health insurance benefits under COBRA or applicable state continuation coverage after the termination date, reimbursement for the portion of Executive’s health continuation coverage premiums that the Company would have paid had the Executive remained employed by the Company until the earlier of (A) the twelve (12) month period following the month in which the Executive’s termination date occurs, or (B) the maximum period permitted by applicable law, provided that the Company’s obligation to pay a portion of the Executive’s health continuation coverage premiums will terminate if she becomes eligible for health insurance benefits from another employer during the reimbursement period. Subject to the Release being effective, the Change of Control Separation Pay will be paid within sixty (60) days after the termination date; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid no earlier than the first Company payroll date in the second calendar year and, in any case, by the last day of such 60-day period.

(c) Base Separation Benefits. If the Executive’s employment is terminated during the Term and outside of the COC Period as a result of the Executive’s Disability pursuant to Section 8(b), by the Company without Cause pursuant to Section 8(e), or by the Executive for Good Reason pursuant to Section 8(d)(ii) –(v), provided that the Executive signs and does not revoke the Release within the time period specified therein (which time period shall not exceed sixty (60) days), then the Company shall provide the following benefits to the Executive, referred to herein as the “Base Separation Benefits”: (i) the continued payment in installments of the Executive’s then-current Base Salary for a period of twelve (12) months following the termination date (the “Base Separation Pay”); and (ii) if the Executive properly and timely elects to continue the Executive’s health insurance benefits under COBRA or applicable state continuation coverage after the termination date, reimbursement for the portion of Executive’s health continuation coverage premiums that the Company would have paid had the Executive remained employed by the Company until the earlier of (A) the twelve (12) month period following the month in which the Executive’s termination date occurs, or (B) the maximum period permitted by applicable law, provided that the Company’s obligation to pay a portion of the Executive’s health continuation coverage premiums will terminate if she becomes eligible for health insurance benefits from another employer during the reimbursement period. The first installment of the Base Separation Pay will be paid on the Company’s first regular payday occurring following the effective date of the Release in an amount equal to the sum of payments of Base Salary that would have been paid if Executive had remained in employment for the period from the termination date through the payment date. The remaining installments will be paid until the end of the 12-month period at the same rate as the Base Salary in accordance with the Company’s normal payroll practices for its employees. Notwithstanding the foregoing, if the 60-day period for the execution and non-revocation of the Release begins in one calendar year and ends in a second calendar year, the Base Separation Pay, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid no earlier than the first Company payroll date in the second calendar year and, in any case, by the last day of such 60-day period; provided, however, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the termination date. The Executive understands that if Executive is eligible to receive the Base Separation Benefits, such Base Separation Benefits shall be in lieu of and not in addition to the Change of Control Separation Benefits described in Section 9(b) of this Agreement. Notwithstanding the foregoing, if the Executive is entitled to receive the Base Separation Benefits but violates any provisions of this Agreement or any other agreement entered into by the Executive and the Company after termination of employment, the Company will be entitled to immediately stop paying any further installments of the Base Separation Benefits. If the Executive’s employment is terminated during the Term as a result of the Executive’s death, then the Company shall provide to the Executive’s estate the continued payment of Executive’s then-current Base Salary for a period of twelve (12) months following the termination date, beginning on the Company’s first regular payday following the such termination date.

(d) This Section 9 sets forth the only obligations of the Company with respect to the termination of the Executive’s employment with the Company, except as otherwise required by law, and the Executive acknowledges that, upon the termination of Executive’s employment, Executive shall not be entitled to any payments or benefits which are not explicitly provided in Section 9.

(e) Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned as director and/or officer of the Company and each subsidiary, to the extent applicable, effective as of the date of such termination, unless otherwise requested by the Board.

(f) The provisions of this Section 9 shall survive any termination of this Agreement.

10. Section 409A. The intent of the parties to this Agreement is that the payments, compensation and benefits under this Agreement be exempt from or comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, in this connection, the following shall be applicable:

(a) To the greatest extent possible, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A.

(b) If any severance, compensation, or benefit required by this Agreement is to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A.

(c) If any severance, compensation, or benefit required by this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A is considered to be paid on account of “separation from service” within the meaning of Section 409A, and the Executive is a “specified employee” within the meaning of Section 409A, no payments of any of such severance, compensation, or benefit shall be made until the earlier of six (6) months plus one (1) day after such separation from service or the Executive’s death (the “New Payment Date”). The aggregate amount of any such payments that would have otherwise been paid during the period between the date of separation from service and the New Payment Date shall be paid to the Executive or her estate in a lump sum payment on the New Payment Date. Thereafter, any severance, compensation, or benefit required by this Agreement that remains outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(d) The provisions of this Section 10 shall survive any termination of this Agreement.

11. Section 280G.

(a) Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 11 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(b) Any such reduction shall be made in accordance with Section 409A of the Code and the following: (i) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and (ii) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

(c) Any determination required under this Section 11 shall be made in writing in good faith by the accounting firm that was the Company’s independent auditor immediately before the Change of Control (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Company and the Executive shall provide the Accounting Firm with such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 11. For purposes of making the calculations and determinations required by this Section 11, the Accounting Firm may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accounting Firm’s determinations shall be final and binding on the Company and the Executive. The Company shall be responsible for all fees and expenses incurred by the Accounting Firm in connection with the calculations required by this Section 11.

(d) It is possible that after the determinations and selections made pursuant to this Section 11 the Executive will receive Covered Payments that are in the aggregate more than the amount provided under this Section 11 (“Overpayment”) or less than the amount provided under this Section 11 (“Underpayment”).

(i) In the event that: (A) the Accounting Firm determines, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then the Executive shall pay any such Overpayment to the Company.

(ii) In the event that: (A) the Accounting Firm, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of the Executive.

12. Miscellaneous.

(a) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without giving effect to its principles of conflicts of laws.

(b) In the event of any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 5 or 6 hereof), or regarding the interpretation thereof, the parties agree to submit any differences to nonbinding mediation prior to pursuing resolution through the courts. The parties hereby submit to the exclusive jurisdiction of the state and federal courts situated in San Francisco County, California, and agree that service of process in such court proceedings shall be satisfactorily made upon each other if sent by registered mail addressed to the recipient at the address referred to in Section 12(g) below.

(c) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns.

(d) This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, including any successors or assigns in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(e) This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g) All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mail. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this Section 12(g).

(h) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, including, without limitation that the Prior Agreement. For avoidance of doubt, the execution and delivery of this Agreement shall not constitute “Good Reason” under the Prior Agreement. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i) As used in this Agreement, “affiliate” of a specified person or entity shall mean and include any person or entity controlling, controlled by or under common control with the specified person or entity.

(j) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k) This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and intend it to be effective as of the Effective Date by proper person thereunto duly authorized.

ASSEMBLY BIOSCIENCES, INC.

By:	/s/ Derek Small
Name: Derek Small
Title: Chief Executive Officer and President

EXECUTIVE

/s/ Jackie Papkoff, Ph.D.
Name: Jackie Papkoff, Ph.D.

[Signature Page to Jackie Papkoff, Ph.D. Amended and Restated Employment Agreement]

EXHIBIT A

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.